FEDERAL DEPOSIT INSURANCE CORPORATION

                          Washington, D.C.  20429

                                  Form F-4

                              QUARTERLY REPORT

                          UNDER SECTION 13 OF THE
                    SECURITIES EXCHANGE ACT OF 1934 FOR
                    THE QUARTER ENDED DECEMBER 31, 1995

                  FDIC Insurance Certificate Number 16007

                          North Side Savings Bank
              (Exact name of bank as specified in its charter)

                                  New York
       (State or other jurisdiction of incorporation or organization)

                                 13-1723204
                     (IRS Employer Identification No.)

                  170 Tulip Avenue, Floral Park, New York
                  (Address of principal executive offices)

                                   11001
                                 (Zip Code)

                               (516) 488-6900
               (Bank's telephone number, including area code)

     Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                        Yes  X  No ___

     Indicate the number of shares outstanding of each of the bank's classes of common stock, as of the latest practicable date:

          Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934: Common Stock, par value $1.00 per share.

          Number of shares outstanding at February 1, 1996 - 4,813,346



                          NORTH SIDE SAVINGS BANK

                                   INDEX

          Item 1.   Financial Statements                       Page No.

               Consolidated Statements of Condition,
                 December 31, 1995 and September 30, 1995          1

               Consolidated Statements of Income,
                 Three Months Ended December 31, 1995 and 1994     2

               Consolidated Statements of Changes in
                 Shareholders' Equity, Three Months Ended
                 December 31, 1995 and 1994                        3

               Consolidated Statements of Cash Flows,
                 Three Months Ended December 31, 1995 and 1994     4

               Notes to Consolidated Financial Statements          5

          Item 2.   Management's Discussion and Analysis of
                    Financial Condition and Results of
                    Operations                                     7


                          NORTH SIDE SAVINGS BANK
                    CONSOLIDATED STATEMENTS OF CONDITION
                           (Dollars in Thousands)

                                           December 31,  September 30,
                                              1995            1995
                                          (Unaudited)
          ASSETS:

     Cash and due from banks              $     11,392  $      11,530
     Money market investments                   90,341         29,456
     Securities available for sale:
       Bonds and equities                       18,722         26,520
       Mortgage-backed securities              410,015        300,022
     Total securities available for sale       428,737        326,542
     Investment securities, net
       (estimated market value of $47,909
       and $92,460, respectively)               48,116         93,301
     Federal Home Loan Bank of NY stock,
       at cost                                   9,430          9,430
     Mortgage-backed securities, net
       (estimated market value of $531,340
       and $642,864, respectively)             532,875        651,153
     Loans                                     421,555        432,180
       Less allowance for loan losses            6,607          6,417
     Loans, net                                414,948        425,763
     Accrued interest receivable                11,232         13,230
     Premises and equipment, net                15,100         15,215
     Other real estate owned, net
       of allowance of $1.0 million
       and $1.1 million, respectively            2,485          2,515
     Other assets                                8,027          9,868
          Total assets                    $  1,572,683   $  1,588,003
                                           ===========    ===========
     LIABILITIES AND SHAREHOLDERS' EQUITY:

          Liabilities:

     Deposits                             $  1,217,018   $  1,199,077
     Mortgagors' escrow payments                 3,242          4,607
     Borrowed funds                            214,000        251,000
     Other liabilities                          18,199         17,035
          Total liabilities                  1,452,459      1,471,719

          Shareholders' Equity:

     Preferred stock, par value $1.00
       per share, 5,000,000 shares
       authorized, none outstanding             --              --
     Common stock, par value $1.00
       per share, 10,000,000 shares
       authorized, 4,802,679 and 4,798,022
       shares issued and outstanding at
       December 31, 1995 and
       September 30, 1995, respectively          4,803          4,798
     Paid-in capital                            63,025         62,985
     Surplus fund                               24,101         24,101
     Undivided profits                          27,239         22,606
     Net unrealized appreciation on
       securities available
       for sale, net of income taxes             1,589          2,360
     Unearned portion of incentive
       compensation                               (533)          (566)

          Total shareholders' equity           120,224        116,284

          Total liabilities and
            shareholders' equity          $  1,572,683   $  1,588,003


        See accompanying notes to consolidated financial statements.


                          NORTH SIDE SAVINGS BANK
                      CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)
                                (Unaudited)

                                              THREE MONTHS ENDED
                                                 DECEMBER 31,
                                            1995          1994
     Interest Income:
        Mortgage loans                   $ 8,497       $ 8,827
        Mortgage-backed securities        16,653        13,914
        Investment securities              1,428         2,318
        Money market investments             882            28
        Other loans                          140           147

           Total interest income          27,600        25,234

     Interest Expense:
        Deposits and mortgage escrow
          accounts                        11,636         9,109
        Borrowings                         3,469         3,257

           Total interest expense         15,105        12,366

           Net interest income            12,495        12,868

     Provision for loan losses               300           850

           Net interest income after
           provision for loan losses      12,195        12,018

     Other Operating Income:

        Net gain on sales of securities    3,086           --
        Net loss on sales of other
          real estate owned                  (10)         (144)
        Customer service fees                454           502
        Other                                 31            69

           Total other operating income    3,561           427

     Other Operating Expenses:

        Compensation and benefits          2,587         2,648
        Occupancy and equipment              890           797
        BIF deposit insurance premiums       115           790
        OREO expense, net                     46           212
        Other                              1,972         1,585

           Total other operating expenses  5,610         6,032

     Income before provision for income
       taxes                              10,146         6,413
     Provision for income taxes            4,312         2,819

     Net income                          $ 5,834       $ 3,594

     Primary Earnings per share (a)      $  1.22       $   .75
     Fully Diluted Earnings Per Share (b)$  1.18       $    N/A

     (a) Based on the weighted average number of shares outstanding for each period of 4,800,936 and 4,768,924 for the three months ended December 31, 1995 and 1994, respectively.

     (b) Based on the weighted average number of shares outstanding of 4,950,853 for the three months ended December 31, 1995.
         See accompanying notes to consolidated financial statements.


                                       NORTH SIDE SAVINGS BANK
                     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                            THREE MONTHS ENDED DECEMBER 31, 1995 AND 1994
                                       (Dollars in thousands)
                                             (Unaudited)


                                                                    Unrealized                   Unallocated
                                                                    Depreciation  Unrealized     Shares in
                                                                    On Certain   Depreciation   Management    Unearned
                                                                    Marketable   On Securities  Development  Portion of
                                Common  Paid-In  Surplus  Undivided  Equity       Available    & Recognition Incentive
                                Stock  Capital    Fund     Profits  Securities    For Sale       Plan        Compensation  Total

1994
Balance at September 30, 1994  $ 4,541 $ 57,281  $ 24,101  $ 15,952  $  (436)   $   -         $  (416)       $   (25)  $ 100,998
  Net Income                        -        -         -      3,594       -         -              -              -        3,594
  Payment of $.125 per
    share cash dividend             -        -         -       (567)      -         -              -              -         (567)
  Prorated portion of
    Management Development and
    Recognition Plan awards
    earned by grantees              -        -         -         -        -         -              -             25           25
  Decrease in unrealized
    depreciation on certain
    marketable equity securities    -        -         -         -       436        -              -             -           436
  Unrealized depreciation on
    securities available
    for sale, net of taxes
    of $ 1,757                      -        -         -         -        -     (2,157)            -             -        (2,157)
  Exercise of stock options
    for 992 shares of
    Common Stock                     1        3        -         -        -          -            -              -             4
                               ------- --------  --------- --------   -------  ---------     --------       ---------   --------

Balance at December 31, 1994   $ 4,542 $ 57,284  $ 24,101  $ 18,979  $    -     $(2,157)      $  (416)      $    -     $ 102,333
                               ======= ========  ========= ========   =======  ==========    =========      ========== ========


Fiscal 1995

Balance at September 31, 1995  $ 4,798  $ 62,985  $ 24,101  $ 22,606  $    -    $ 2,360        $    -       $   (566)  $ 116,284
  Net Income                        -         -         -      5,834       -          -             -             -        5,834
  Payment of $.25 per
    share cash dividend             -         -         -     (1,201)      -          -             -             -       (1,201)
  Dividend reinvestment              1        12        -         -        -          -             -             -           13
  Prorated portion of Management
    Development and Recognition
    Plan awards earned by grantees  -         -         -         -        -          -             -             33          33
  Decrease on unrealized
    appreciation on securities
    available for sale, net of
    taxes of $1,294                 -         -         -         -        -       (771)            -             -         (771)
  Exercise of stock options
    for 4,241 shares of
    Common Stock                     4        28        -         -        -          -             -             -           32
                               -------  --------  --------  --------  -------   --------       --------     ---------  ---------

Balance at December 31, 1995   $ 4,803  $ 63,025  $ 24,101  $ 27,239  $    -    $ 1,589        $    -       $  (533)   $ 120,224
                               ======   =======   =======   =======   =======   ========       ========     =========   ========

See accompanying notes to consolidated financial statements.




                                               NORTH SIDE SAVINGS BANK
                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               (Dollars in thousands)
                                                     (Unaudited)

Three months ended December 31,                                 1995              1994
- --------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
   Net income                                               $  5,834           $ 3,594
   Adjustments to reconcile net income to net cash
      provided by operating activities:
   Depreciation and amortization                                 362               330
   Provision for possible loan and real estate losses            300               999
   Amortization of premium, accretion of (discount), net       1,058             2,026
   Net gain on sales of securities                            (3,086)               --
   Net loss on sales of OREO                                      10               144
   Decrease in accrued interest receivable                     1,998               430
   Decrease in other assets                                    2,469             3,232
   Increase in other liabilities                               1,164             2,058
   Other, net                                                    128                25
- --------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------------
 Net cash provided by operating activities                    10,237            12,838
 Cash Flows From Investing Activities:
   Proceeds from maturities and redemptions
     of investment securities                                 60,000             2,049
   Proceeds from principal repayment of investment securities  1,216                --
   Purchase of securities available for sale                    (233)           (2,690)
   Purchase of investment securities                         (16,030)               (7)
   Proceeds from principal repayments, maturities and
      redemptions of securities available for sale            25,243            12,460
   Proceeds from principal repayments of mortgage-
      backed securities                                       19,407            18,763
   Proceeds from sales of securities available for sale        8,098                --
   Purchase of mortgage-backed securities                    (35,647)          (48,320)
   Proceeds from loan repayments and satisfactions            10,997            12,916
   Proceeds from loans sold                                      289               927
   Loan purchases and originations                            (1,085)           (1,883)
   Proceeds from sales of OREO                                    81             1,606
   Capital expenditures                                         (246)             (205)
- ---------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities        72,090            (4,384)
Cash Flows From Financing Activities:
   Increase (decrease) in deposit accounts, net               17,941           (29,700)
   Receipt of borrowed funds                                     --            339,500
   Repayment of borrowed funds                               (37,000)         (316,875)
   Disbursements of mortgage escrow (net)                     (1,365)             (897)
   Proceeds from exercise of stock options                        32                 4
   Cash dividend paid on common stock, net of
     dividend reinvestment                                    (1,188)             (567)
- ---------------------------------------------------------------------------------------
   Net cash used in financing activities                     (21,580)           (8,535)
   Net increase (decrease) in Cash and Cash Equivalents       60,747               (81)
   Cash and Cash Equivalents at Beginning of Period           40,686            13,333
- --------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                 $ 101,433          $ 13,252
======================================================================================

Supplemental Information:
   Cash paid during quarter for:
      Interest                                              $ 15,930          $ 12,672
      Income taxes                                               444               808
   Additions to OREO                                              61               222
======================================================================================


               See accompanying notes to consolidated financial statements.




                          NORTH SIDE SAVINGS BANK
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                (Unaudited)

     NOTE 1 - BASIS OF PRESENTATION

        In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Bank's financial condition as of December 31, 1995 and the results of operations, changes in shareholders' equity and cash flows for the periods presented. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and revenues and expenses for the period.

        Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. It is the general policy of the Bank to obtain independent appraisals for significant loans every three years. However, as a matter of general practice, management obtains more frequent appraisals as it deems necessary on significant troubled loans and other real estate owned. Other real estate owned includes real estate acquired in connection with foreclosures or by deed-in-lieu of foreclosure (collectively, "OREO").

        The Bank's loan portfolio is varied as to type, geographic location, borrower concentration, and fixed or adjustable-rate mortgages. At December 31, 1995 approximately $360.4 million of the Bank's real estate loans were secured by properties located in New York and, as such, a substantial portion of the Bank's borrowers' ability to honor their contracts and increases or decreases in market value of the real estate collateralizing such loans may be significantly affected by the level of economic activity in New York.

        The Bank believes that the allowances for loan losses and OREO losses are adequate. While the Bank uses available information to recognize losses on loans and estimate the fair value of OREO, future additions to the allowances for loan losses and OREO may be necessary based on, among other things, changes in economic conditions in the region. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and the net carrying value of OREO. Such agencies may require the Bank to recognize additions to the allowance or reductions in net carrying values based on their judgments about information available to them at the time of their examination.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form F-4. The financial statements should be read in conjunction with the consolidated financial statements and the related notes thereto included in the Bank's Annual Report to Stockholders for the year ended September 30, 1995 and in the related Annual Report on Form F-2 for the year ended September 30, 1995.

     NOTE 2 - CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks including Federal Home Loan Bank overnight deposits, Federal Home Loan Bank balance, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

     NOTE 3 - ADOPTION OF NEW ACCOUNTING STANDARD

        Effective October 1, 1995, the Bank adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements prescribe recognition criteria for loan impairment, generally related to commercial type loans, and measurement methods for certain impaired loans and all loans whose terms are modified in troubled debt restructurings subsequent to the adoption of these statements. Loans are identified as impaired when it is probable that all amounts of principal and interest due will not be collected according to the original contractual terms of the loan agreement. The effect of the adoption of these standards was not material to the financial statements.

        As a result of the adoption of SFAS No. 114, the allowance for possible loan losses related to impaired loans that are identified for evaluation in accordance with SFAS No. 114 is based on the present value of expected cash flows discounted at the loans' initial effective interest rate, except that as a practical expedient, impairment may be measured at the loans' observable market price, or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral. The Bank considers estimated cost to sell when determining the fair value of collateral in the measurement of impairment if those costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

        SFAS No. 114 also amends SFAS No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings," by requiring creditors to measure all loans that are restructured in a troubled debt restructuring (subsequent to September 30, 1995) in accordance with the criteria of SFAS No. 114. Loans which were restructured prior to the adoption of SFAS No. 114 and are performing in accordance with their restructured terms are not considered impaired and continue to be accounted for under SFAS No. 15.

        Prior to the adoption of SFAS No. 114, OREO included both formally foreclosed and in-substance foreclosed real properties, which properties included those where the borrower had little or no equity in the property considering its fair value; where repayment was only expected to come from the operation or sale of the property; and where the borrower had effectively abandoned control of the property or it was doubtful that the borrower would be able to rebuild equity in the property. SFAS No. 114 requires that a loan be classified as an in-substance foreclosure only when the Bank has taken possession of the collateral property regardless of whether formal foreclosure proceedings have taken place. The Bank did not have any in-substance foreclosed properties included in OREO at December 31, 1995 or September 30, 1995.

        SFAS No. 118 amended SFAS No. 114 and allows creditors to continue to use existing accounting methods for recognizing interest income on impaired loans and requires certain related disclosures. Cash receipts on impaired loans are generally recorded as principal repayments or interest income according to the terms of the loan agreement.

        At December 31, 1995, the recorded investment in loans that are considered impaired under SFAS No. 114 totaled $2.8 million. Included in this amount is $1.0 million of impaired loans for which the related allowance for credit losses is $191,000. The average recorded investment in impaired loans during the three months ended December 31, 1995 was approximately $2.7 million.


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     GENERAL

        North Side Savings Bank ("North Side" or the "Bank") is a New York State chartered, stock savings bank which was chartered in 1905. North Side's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the full extent permissible by law and regulation. As of December 31, 1995, the Bank conducted business from seventeen full-service banking offices in the Bronx, Queens, Nassau and Suffolk Counties, New York. The Bank had total assets of $1.57 billion at December 31, 1995, and shareholders' equity at such date of $120.2 million, which constituted 7.64% of total assets.

        At its Annual Meeting following the Bank's Annual Meeting of Stockholders on January 22, 1996, the Board of Directors declared a $.25 per share cash dividend payable on February 23, 1996 to shareholders of record on February 9, 1996. The Board also authorized management to take the steps necessary to form a holding company for North Side. Such holding company formation will be subject to, among other things, receipt of stockholder and regulatory approvals. Stockholder action on this matter is currently anticipated during the third quarter of fiscal 1996.

        At the Annual Meeting of Stockholders held on January 22, 1996, shareholders re-elected Irvin L. Cherashore, Greg L. Collins and Thomas M. O'Brien as Directors of the Bank for three-year terms expiring in 1999. Shareholders also ratified the appointment of KPMG Peat Marwick LLP as the Bank's independent auditors for the fiscal year ending September 30, 1996.

        North Side is subject to examination and comprehensive regulation by the New York State Banking Department, which is its primary regulator, and by the FDIC. The Bank is subject to further regulation of the Federal Reserve Board governing reserves required to be maintained against deposits and certain other matters. At December 31, 1995, the Bank had 4,802,679 shares of common stock issued and outstanding. Its common stock is traded over the counter and quotations for trades of the Bank's common stock are included on the National Association of Securities Dealers Automated Quotations ("NASDAQ") National Market System under the symbol "NSBK."

     FINANCIAL CONDITION

        The Bank's total assets amounted to $1.57 billion at December 31, 1995 as compared to $1.59 billion at September 30, 1995. During the first quarter of fiscal 1996, the Bank took advantage of the one-time opportunity granted by the FASB to reassess the appropriateness of its classification of all securities under SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities". As a result, the Bank reclassified $134.0 million of mortgage-backed securities from held to maturity to available for sale at an unrealized depreciation of $.1 million, net of income taxes, at the time of transfer. During the first quarter of fiscal 1996, mortgage-backed securities, net decreased by $118.3 million, investment securities held to maturity decreased $45.2 million, loans, net decreased by $10.8 million and bonds and equities available for sale decreased $7.8 million. These decreases were offset by increases in mortgage-backed securities available for sale of $110.0 million and money market investments of $60.9 million.

        The $118.3 million decrease in mortgage-backed securities, net was primarily due to the transfer described above of $134.0 million to available for sale along with $19.4 million of principal repayments which was partially offset by $35.6 million of purchases during the quarter. Investment securities, net decreased $45.2 million primarily due to $60.0 million of Federal Home Loan Bank bonds being called during the quarter and $1.2 million of principal repayments which were partially offset by purchases of $16.0 million. Loans, net decreased $10.8 million primarily due to $11.0 million of loan amortizations and satisfactions, $.3 million of loans sold, $.1 million of loans charged-off and $.1 million of loans transferred to OREO. These decreases in loans, net were partially offset by $1.1 million of loan originations. The decrease of $7.8 million in bonds and equities available for sale was primarily due to $4.7 million of securities sold at a $3.1 million profit along with a decrease of $3.2 million in net unrealized appreciation on these securities for the quarter ended December 31, 1995. The $110.0 million increase in mortgage-backed securities available for sale is due to the transfer described above of $134.0 million from the mortgage-backed securities portfolio and a $1.8 million increase in net unrealized appreciation on these securities for the quarter ended December 31, 1995. These increases were partially offset by $25.0 million of principal repayments. The $60.9 million increase in money market investments is primarily due to the funds received in connection with the call of $60.0 million of Federal Home Loan Bank bonds.

        Total liabilities decreased to $1.45 billion at December 31, 1995 as compared to $1.47 billion at September 30, 1995. The change in liabilities consisted of a decrease of $37.0 million in borrowings and $1.4 million in mortgagors' escrow payments which were partially offset by an increase in deposits of $17.9 million and an increase of $1.2 million in other liabilities. Shareholders' equity increased $3.9 million primarily due to net income for the quarter of $5.8 million, which was partially offset by $1.2 million of cash dividends paid along with a decrease of $.8 million in net unrealized appreciation on securities available for sale, net of income taxes, for the quarter ended December 31, 1995.

     RESULTS OF OPERATIONS

        The Bank reported net income for the quarter ended December 31, 1995 of $5.8 million compared to $3.6 million for the quarter ended December 31, 1994. Primary earnings per share for the quarter ended December 31, 1995 was $1.22 compared to $0.75 for the same quarter in the prior year. Net income for the current quarter reflects the substantial impact of a gain of $3.1 million, before income taxes, realized upon the sale of securities. On a fully diluted basis, earnings per share was $1.18 for the first quarter of fiscal 1996.

        The $2.2 million increase in earnings for the first quarter of fiscal 1996 compared to the first quarter of fiscal 1995 was due primarily to a $3.1 million gain on sale of securities and a $.6 million reduction in the provision for loan losses, which were partially offset by an increase of $1.5 million in the provision for income taxes.

        Net interest income before provision for possible loan losses decreased $.4 million to $12.5 million for the first quarter of fiscal 1996 compared to $12.9 million for the first quarter of fiscal 1995. The decrease was primarily the result of a narrowing of the Bank's interest rate spread from 3.33% for the quarter ended December 31, 1994 to 3.04% for the quarter ended December 31, 1995. This decrease was offset to some extent by an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 1.05% at December 31, 1994 to 1.06% at December 31, 1995. The yield on average interest-earning assets rose to 7.19% for the quarter ended December 31, 1995 compared to 6.80% for the quarter ended December 31, 1994. The average cost of funds also increased to 4.15% for the quarter ended December 31, 1995 from 3.47% for the quarter ended December 31, 1994. As a result, the Bank's net interest margin decreased from 3.44% for the quarter ended December 31, 1994 to 3.23% for the same quarter this year.

     INTEREST INCOME AND EXPENSE

        Aggregate interest income on mortgage loans decreased $.3 million to $8.5 million for the three months ended December 31, 1995 compared to the same period in the prior year. The decrease was primarily due to a $55.3 million, or 11.6%, decrease in the average balance of loans during the first quarter of fiscal 1996 compared to the same period in fiscal 1995, which was partially offset by a 66 basis point increase in the average yield earned from 7.40% for the three months ended December 31, 1994 to 8.06% for the three months ended December 31, 1995, with 100 basis points being equal to 1.0%.

        Interest income from mortgage-backed securities increased $2.7 million to $16.7 million for the three month period ended December 31, 1995 compared to the same period in the prior year. The increase was attributable to a $94.9 million increase in the average balance of all mortgage-backed securities during the period, along with an 52 basis point increase in the average yield earned from 6.45% during the three months ended December 31, 1994 to 6.97% for the three months ended December 31, 1995.

        Interest income on investment securities decreased $.9 million from $2.3 million for the three month period ended December 31, 1994 to $1.4 million for the three month period ended December 31, 1995. The decrease was due to a $46.8 million decrease in the average balance of all investment securities along with a 40 basis point decrease in the average yield earned from 6.83% for the three months ended December 31, 1994 to 6.43% for the three months ended December 31, 1995. Interest income on money market investments increased by $.9 million for the three months ended December 31, 1995 compared to the same period in the prior year. The increase was primarily due to a $60.2 million increase in the average balance of money market investments along with a 72 basis point increase in the average yield earned from 4.92% during the three months ended December 31, 1994 to 5.64% for the three months ended December 31, 1995.

        Interest expense on deposits and mortgage escrow accounts increased $2.5 million to $11.6 million for the three month period ended December 31, 1995 compared to the three month period ended December 31, 1994. This increase was primarily due to an increase in the average balance of deposits and escrow accounts of $33.9 million over the periods along with an increase in the average cost of deposits and mortgage escrow accounts of 74 basis points to 3.80%. The increase in the average balance was primarily due to the purchase of two branch locations during the fourth quarter of fiscal 1995. Interest expense on borrowings increased $.2 million due to a 43 basis point increase in the average cost of borrowings from 5.55% for the three months ended December 31, 1994 to 5.98% for the three months ended December 31, 1995, which was partially offset by a decrease of $5.7 million in the average balance during the first quarter of fiscal 1996 compared to the same period in fiscal 1995.

     PROVISION FOR LOAN LOSSES

        The provision for loan losses is based on management's periodic evaluation of the adequacy of the allowance for loan losses which is based on a review of the loan portfolio. Such reviews are performed by a loan review committee of the Bank on a quarterly basis. The committee considers, among other things, the borrower's ability to repay, the estimated value of collateral, general economic conditions, conditions in the real estate market in the Bank's lending areas, past loss experience and the level of non-performing loans.

        As a result of management's evaluation of the adequacy of the allowance for loan losses, which considered, among other things, the significant decrease in the ratio of non-performing loans to total loans at December 31, 1995 compared to December 31, 1994 and the continued high credit quality of the Bank's loan portfolio, the Bank deemed it appropriate to reduce the level of provisions for loan losses to $300,000 in the first quarter of fiscal 1996 as compared to $850,000 in the first quarter of fiscal 1995.

        The Bank's level of non-performing loans decreased to $5.4 million at December 31, 1995 compared to $13.9 million at December 31, 1994. Non-performing loans were $4.9 million at September 30, 1995. The increase in non-performing loans at December 31, 1995 compared to September 30, 1995 was mainly attributable to $.3 million of new non-performing commercial loans and $.2 million of additional one-to four-family non-performing loans. Total non-performing loans amounted to .34%, .31% and .91% of total assets at December 31, 1995, September 30, 1995 and December 31, 1994, respectively.

        At December 31, 1995, the allowance for loan losses was $6.6 million, compared to $6.4 million at September 30, 1995 and $11.5 million at December 31, 1994. The allowance for loan losses as a percentage of non-performing loans was 122.9% at December 31, 1995 compared to 130.8% at September 30, 1995 and 82.9% at December 31, 1994. Charge-offs net of recoveries for the three months ended December 31, 1995 were $.1 million compared to $.6 million for the three months ended December 31, 1994.

        In addition, total non-performing assets decreased from $20.4 million, or 1.3% of total assets, at December 31, 1994 to $7.9 million, or .50% of total assets, at December 31, 1995. Non-performing assets were $7.4 million, or .47% of total assets, at September 30, 1995.

     OTHER OPERATING INCOME

        The Bank had other operating income of $3.6 million for the three months ended December 31, 1995 compared to $.4 million for the three months ended December 31, 1994. The increase was primarily due to a $3.1 million gain on the sale of $4.7 million of bonds and equities available for sale during the quarter ended December 31, 1995. In addition the Bank sold OREO properties at a net loss of $10,000 during the quarter ended December 31, 1995 as compared to a net loss of $144,000 on the sale of OREO properties during the quarter ended December 31, 1994.

     OTHER OPERATING EXPENSES

        Total other operating expenses decreased $.4 million from $6.0 million for the three months ended December 31, 1994 to $5.6 million for the three months ended December 31, 1995. This decrease was primarily the result of a $.7 million decrease in deposit insurance premiums and a $.2 million decrease in OREO expense, net. These decreases were partially offset by a $.4 million increase in other operating expenses - other, which increase was primarily the result of higher advertising costs. Effective January 1, 1996, the Bank's deposit insurance premiums will be reduced to $2,000 per year. The Bank continues its effort to maintain strong control over other operating expenses as evidenced by the Bank's efficiency ratio (which is operating expense before net OREO expense as a percentage of net interest income, customer service fees and other income, excluding gains and losses) of 42.9% for the quarter ended December 31, 1995.

        Provisions for income taxes of $4.3 million and $2.8 million were made for the three month periods ended December 31, 1995 and 1994, respectively. The increase in the provision for income taxes was primarily due to the increase of $3.7 million in income before provision for income taxes to $10.1 million for the first quarter of fiscal 1996.

     LIQUIDITY AND CAPITAL RESOURCES

        The liquidity of North Side's operations, measured by the ratio of daily average balances for the quarter of cash and cash equivalents (not committed, pledged, or required to liquidate specific liabilities) to the sum of net withdrawable deposits and borrowings payable within one year, averaged 4.49% for the twelve months ended December 31, 1995 compared to 2.66% for the twelve months ended September 30, 1995.

        North Side's primary sources of funds have consisted of deposits, amortization and prepayments of outstanding loans, mortgage-backed securities and bond maturities. At December 31, 1995, total approved loan commitments amounted to $6.5 million. The amount of time deposits which are scheduled to mature during the twelve months ending December 31, 1996 is $341.4 million. Based on past experience, management expects that a substantial portion of these maturing deposits will be redeposited at North Side.

        At December 31, 1995, stockholders' equity equaled $120.2 million, or 7.6% of total assets, compared to $116.3 million or 7.3% of total assets at September 30, 1995.

        The FDIC has issued regulations that require insured banks, such as North Side, to maintain minimum levels of capital. In general, current regulations require a leverage ratio of core capital of 3% of adjusted total assets for the most highly rated banks. Other banks are required to maintain levels 100 to 200 basis points higher, based on their particular circumstances as defined in the regulations. At December 31, 1995, the Bank's leverage ratio was 7.44%.

        The Bank also is required to maintain minimum capital levels based upon a weighting of its assets according to risk. The Bank is required to maintain a ratio of qualifying total capital to risk-weighted assets and off-balance sheet items of a minimum of 8.00%. At least one-half of that amount must be Tier I or core capital and up to one-half of total capital can consist of Tier II or supplementary capital. On December 31, 1995, the Bank's Tier I capital to risk-weighted assets ratio and total capital to risk-weighted assets ratio, calculated under the FDIC risk-based capital requirement, was 17.34% and 18.32%, respectively.


                                 SIGNATURES

     Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        NORTH SIDE SAVINGS BANK

     Date:     February 9, 1996         /s/ Thomas M. O'Brien
                                        ___________________________
                                        Thomas M. O'Brien
                                        President and
                                        Chief Executive Officer


     Date:     February 9, 1996         /s/ Donald C. Fleming
                                        ____________________________
                                        Donald C. Fleming
                                        Executive Vice President and
                                        Chief Financial Officer